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                                                                      Exhibit 99


                            FOR FURTHER INFORMATION:

                            Michael W. McCarthy                Jane Ryan
                            VP- Corporate Communications       Account Director
                            Photronics, Inc.                   MCA
                            (203)775-9000                      (650)968-8900
                            mmccarthy@brk.photronics.com       jryan@mcapr.com



   FOR IMMEDIATE RELEASE
         April 4, 2002

           PHOTRONICS ACQUIRES ADDITIONAL SHARES OF PKL LTD. IN KOREA

BROOKFIELD, Connecticut April 4, 2002 -- Photronics, Inc. (Nasdaq:PLAB), the world's leader in sub-wavelength reticle solution technology, announced today that it has acquired an additional 859,730 shares, or 28% interest in PKL Co., Ltd. in Korea (Kosdaq:PKL). As a result of this transaction, the Company now owns 78.8% of PKL. Photronics acquired the additional equity in PKL, Korea's leading independent photomask manufacturer, from several existing PKL shareholders upon their partial exercise of a previously disclosed put option, in exchange for 1,212, 218 shares of Photronics common stock. The Company issued the shares of its common stock in a private placement and granted the sellers certain registration rights. The Company may acquire up to approximately an additional 100,000 shares of PKL under its existing agreement with the selling PKL shareholders. This transaction is not expected to have a material impact on the guidance Photronics has provided with respect to its expectations for its fiscal second quarter, which ends on April 30, 2002.

Dan Del Rosario, Chief Executive Officer of Photronics stated, "Our increased equity investment in PKL is consistent with our strategic plan for Asia when we acquired a controlling interest in PKL in August, 2001. We continue to consolidate our leadership position in strategic markets within Asia. Since last summer, we have been focusing on PKL's integration into both our regional and global manufacturing network. This process will now be accelerated, as we look to improve the return on the assets that we have invested in, while also seeking to extend our service and technology leadership positions with an increasing number of semiconductor manufacturers utilizing wafer foundries throughout Asia to produce their latest devices."
# # #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to, the inability of PKL to meet its revenue and earnings projections, an unexpected decline in demand for their products in the markets that PKL serves, and other risks and uncertainties, described in the Company's Annual Report on Form 10-K for the year ended October 31, 2001 under the caption "Forward Looking Information" and detailed from time to time in the Company's other SEC reports. The Company assumes no obligation to update the information in this release.

02-09